Registration No. 333-169120

As filed with the Securities and Exchange Commission on October 1, 2010

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 1
TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MISSION COMMUNITY BANCORP

(Exact Name of Registrant as Specified in Its Charter)

California	6021	77-0559736
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

3380 South Higuera Street

San Luis Obispo, California 93401

(805) 782-5000

(Address, Including Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

James W. Lokey

Chief Executive Officer

3380 South Higuera Street

San Luis Obispo, California 93401
(805) 782-5000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With a copy to:

Madge S. Beletsky, Esq.

King, Holmes, Paterno & Berliner, LLP

1900 Avenue of the Stars, 25th Floor

Los Angeles, California 90067
(310) 282-8911
(310) 282-8903 (fax)

Approximate Date of Proposed Sale to the Public:

As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐

Non-Accelerated Filer ☐	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Subscription Rights, each to purchase one share of our Common Stock, without par value, and a warrant to purchase one share of our Common Stock(1)	—	—	—	—	(2)
Common Stock, without par value, underlying the Subscription Rights	—	—	$75,920,100	$5,413.10	(3)
Warrants, underlying the Subscription Rights	—	—	—	—	(4)
Shares of Common Stock underlying the Warrants	—	—	$75,920,100	$5,413.10	(3)

Total	—	—	$151,840,200	$10,826.20	(5)
(1)

This registration statement relates to (a) the subscription rights to purchase shares of our common stock and warrants, (b) shares of our common stock deliverable upon the exercise of the subscription rights, (c) the warrants deliverable upon exercise of the subscription rights, and (d) the shares of our common stock deliverable upon the exercise of the warrants underlying the subscription rights.

(2)

The subscription rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the subscription rights being offered hereby since the subscription rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

(3)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum offering price.

(4)

Pursuant to Rule 457(g), no separate registration fee is payable with respect to the warrants being offered hereby since the warrants are being registered in the same registration statement as the securities to be offered pursuant thereto.

(5)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

Part 1 of this Registration Statement has been intentionally omitted because this Amendment No. 1 does not effect any changes to the Prospectus.  The sole purpose of this Amendment No. 1 is to file Exhibit 4.13.

PART II:  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

Registration fee	$10,826
Printing and engraving	15,000	*
Blue sky fees and expenses	7,000	*
Legal fees and expenses	110,000	*
Accounting fees and expenses	16,000	*
Transfer Agent Fees	2,500	*
Miscellaneous	3,000	*
Total	$164,326

* estimates

Item 14.  Indemnification of Directors and Officers

Section 317 of the California Corporations Code governs indemnification of the directors and officers of Mission Community Bancorp.  Under this section, officers and directors may be indemnified against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with proceedings other than derivative suits, in which such persons were parties or threatened to be made parties.  In order for the corporation to make indemnification, there must be a determination by (a) a majority vote of a quorum of the Board of Directors, consisting of directors who are not parties to such proceeding, (b) if such quorum of directors is not obtainable, by independent legal counsel in a written opinion, (c) approval of the shareholders pursuant to Section 153 of the California Corporations Code, with the shares owned by the person to be indemnified not being entitled to vote thereon, or (d) an order of the court in which such proceeding is or was pending that the officer or director acted in good faith in a manner such person reasonably believed to be in the best interests of the corporation, and in the case of a criminal proceeding, such person had no reasonable cause to believe the conduct of such person was unlawful.  This section further provides that indemnification may be paid in connection with derivative suits, in the same manner as described above, except that, with respect to derivative suits, the authority authorizing the indemnification must find that such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under the circumstances.  Court approval is required for indemnification of expenses or amounts incurred in respect of any claim or matter in which a director or officer has been adjudged to be liable to the corporation in the performance of such person’s duty to the corporation.  No indemnification of expenses can be made under Section 317 in settling or otherwise disposing of a threatened or pending action, with or without action which is settled or otherwise disposed of without court approval.

Mission Community Bancorp’s Articles of Incorporation and Bylaws provide, among other things, for the indemnification of Mission Community Bancorp’s directors, officers and agents, and authorize the Board to pay expenses incurred by, or to satisfy a judgment or fine rendered or levied against, such agents in connection with any personal legal liability incurred by that individual while acting for the corporation within the scope of his or her employment.  Such provisions of Mission Community Bancorp’s Articles of Incorporation and Bylaws are subject to certain limitations imposed under state and federal law.  It is the policy of the Board of Directors that Mission Community Bancorp’s executive officers and directors shall be indemnified to the maximum extent permitted under applicable law and Mission Community Bancorp’s Articles of Incorporation and Bylaws.

Mission Community Bancorp’s Articles of Incorporation also currently provide for the limitation or elimination of personal liability of the corporation’s directors to the corporation or its shareholders for monetary damages, to the extent permitted by California law.  However, under federal law, the Federal Reserve Board may seek monetary damages from bank or bank holding company directors in cases involving gross negligence or any greater disregard of the duty of care, notwithstanding any provisions of state law which may permit limitations on director liability in such circumstances.

Mission Community Bancorp and Mission Community Bank have in effect liability insurance covering all of their officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Mission Community Bancorp under the provisions in Mission Community Bancorp’s Articles of Incorporation and Bylaws, Mission Community Bancorp has been informed that, in the opinion of the Securities and Exchange Commission, this kind of indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Item 15.  Recent Sales of Unregistered Securities

On February 25, 2008, Mission Community Bancorp sold an initial 103,308 shares of its authorized but unissued common stock pursuant to a Stock Purchase Agreement dated August 26, 2008, as amended, with Carpenter Fund Manager GP, LLC on behalf of and as the general partner of each of the following investment-related limited partnerships:  Carpenter Community BankFund, L.P., Carpenter Community BanFund-A, L.P. and Carpenter Community BankFund-CA, L.P. (the “Investment Funds”) for a purchase price of $18.00 per share or an aggregate purchase price of $1,949,544.  These shares sold in the initial closing under this Agreement were sold in a registered public offering.

On December 2, 2008 Mission Community Bancorp sold an additional 225,026 shares of its authorized but unissued common stock to the Investment Funds pursuant to the second and final closing under the Stock Purchase Agreement dated August 26, 2008 at a price of $17.10 per share or for an aggregate purchase price of $3,847,944.

On January 9, 2009, we issued to the United States Department of the Treasury 5,116 shares of our Series D Fixed Rate Cumulative Perpetual Preferred Stock at a purchase price of $1,000 per share or for an aggregate of $5,116,000.  The shares were issued as part of the TARP Capital Purchase Program.

On April 27, 2010 Mission Community Bancorp sold to the Investor Funds an initial 2,000,000 shares of its authorized but unissued common stock and warrants to purchase 2,000,000 shares of its common stock at an exercise price of $5.00 per share pursuant to a Securities Purchase Agreement dated December 22, 2009, as amended, by and between Mission Community Bancorp and Carpenter Fund Manager GP, LLC on behalf of and as general partner of the Investment Funds.  The securities were purchased for an aggregate purchase price of $10 million or $5.00 per unit of one share of common stock and one warrant.

On June 15, 2010 Mission Community Bancorp sold an additional 3,000,000 shares of its authorized but unissued common stock and five-year warrants to purchase 3,000,000 shares of its common stock to the Investment Funds at an exercise price of $5.00 per share pursuant to the second and final closing under the December 22, 2009 Securities Purchase Agreement at a price of $5.00 per unit  of one share of common stock and one warrant or an aggregate purchase price of $15 million.

There were no underwriting discounts or commissions paid with respect to any of the sales of our securities described above.  Each of the sales above was made pursuant to an exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended, and the rules and regulations promulgated pursuant thereto, as a privately negotiated transaction not involving a public offering, except for the shares sold in the initial closing under the August 26, 2008 Stock Purchase Agreement which were sold as part of a registered public offering.

Item 16.  Exhibits

Exhibit Index:

Exhibit #

2.1	Plan of Reorganization and Agreement of Merger dated as of October 4, 2000 (A)

Exhibit #

3.1	Restated Articles of Incorporation (I)

3.2	Certificate of Amendment to Articles of Incorporation (L)

3.3	Certificate of Amendment to Articles of Incorporation (Y)

3.4	Bylaws, as amended (B)(S)

4.1	Certificate of Determination for Series A Non-Voting Preferred Stock (B)

4.2	Certificate of Determination for Series B Non-Voting Preferred Stock (B)

4.3	Certificate of Determination for Series C Non-Voting Preferred Stock (D)

4.4	Purchase Agreement dated October 10, 2003, by and among Registrant, Mission Community Capital Trust I, and Bear Stearns & Co., Inc. (E)

4.5	Indenture dated as of October 14, 2003 by and between Registrant and Wells Fargo Bank, National Association, as trustee (E)

4.6	Declaration of Trust Mission Community Capital Trust I dated October 10, 2003 (E)

4.7

Amended and Restated Declaration of Trust of Mission Community Capital Trust I dated October 14, 2003 by and among the Registrant, Wells Fargo Delaware Trust Company, as Trustee, and Anita M. Robinson and William C. Demmin, as Administrators (E)

4.8	Guarantee Agreement dated October 14, 2003 between Registrant, as Guarantor, and Wells Fargo Bank, National Association, as Guarantee Trustee (E)

4.9	Fee Agreement dated October 14, 2003 by and among the Registrant, Wells Fargo Delaware Trust Co., Bear Stearns & Co., Inc. and Mission Community Capital Trust I (E)

4.10	Certificate of Determination for Series D Preferred Stock (R)

4.11	Form of Common Stock Purchase Warrant to be issued pursuant to subscription rights*

4.12	Form of Subscription Rights Certificate*

4.13	Form of Warrant Agreement for warrants issued pursuant to subscription rights

5.1	Opinion of King, Holmes, Paterno & Berliner, LLP*

10.1	Purchase and Sale Agreement and Lease dated January, 1997, as amended (B)

10.2	Intentionally omitted

10.3	Lease Agreement — Paso Robles (B)

10.4	Lease Agreement — San Luis Obispo (B)

10.5	Lease Agreement — Arroyo Grande (B)

10.6	1998 Stock Option Plan, as amended (B)

10.7	Lease Agreement — 569 Higuera, San Luis Obispo (D)

10.8	Lease Agreement — 671 Tefft Street, Nipomo (C)

10.9	Intentionally omitted

10.10	Lease Agreement — 3480 S. Higuera, San Luis Obispo (F)

10.11	Salary Protection Agreement — Mr. Pigeon (G)

10.12	Intentionally omitted

10.13	Second Amended and Restated Employment Agreement dated August 28, 2006 between Anita M. Robinson and Mission Community Bank (J)

10.14	Employment Agreement dated June 3, 2007 between Brooks Wise and Mission Community Bank (J)

10.15	Financial Advisory Services Agreement dated January 4, 2007 between the Company and Seapower Carpenter Capital, Inc. (K)

10.16	Common Stock Repurchase Agreement dated August 10, 2007 between Fannie Mae and the Company (M)

Exhibit #

10.17	Build-to-Suit Lease Agreement between Walter Bros. Construction Co., Inc. and Mission Community Bank for property at South Higuera Street and Prado Road in San Luis Obispo, California (N)

10.18	Lease Agreement — 1670 South Broadway, Santa Maria (O)

10.19	Mission Community Bancorp 2008 Stock Incentive Plan (P)

10.20	Amendment No. 1 to Second Amended and Restated Employment Agreement dated December 29, 2008 by and among Mission Community Bancorp, Mission Community Bank, and Anita M. Robinson (Q)

10.21	Amendment No. 1 to Employment Agreement dated December 29, 2008 by and among Mission Community Bancorp, Mission Community Bank, and Brooks W. Wise (Q)

10.22	Amended and Restated Salary Protection Agreement dated December 29, 2008 by and between Mission Community Bank and Ronald B. Pigeon (Q)

10.23

Letter Agreement dated January 9, 2009 between Mission Community Bancorp and the United States Department of Treasury, which include the Securities Purchase Agreement—Standard Term attached thereto, with respect to the issuance and sale of the Series D. Preferred Stock (R)

10.24	Side Letter Agreement dated January 9, 2009 amendment the Stock Purchase Agreement between Mission Community Bancorp and the Department of the Treasury (R)

10.25	Side Letter Agreement dated January 9, 2009 between Mission Community Bancorp and The Department of the Treasury regarding maintenance of two open seats on the Board of Directors (R)

10.26	Side Letter Agreement dated January 9, 2009 between Mission Community Bancorp and The Department of the Treasury regarding CDFI status (R)

10.27	Securities Purchase Agreement dated December 22, 2009 between the Company and Carpenter Fund Manager GP, LLC (“Securities Purchase Agreement”) (U)

10.28	Form of Warrant issued in connection with the Securities Purchase Agreement (U)

10.29	Amendment No. 1 to Securities Purchase Agreement dated March 17, 2010 (V)

10.30	Amendment No. 2 to Employment Agreement of Brooks Wise dated March 22, 2010 (W)

10.31	Amendment No. 2 to Securities Purchase Agreement dated May 26, 2010 (X)

10.32	Employment Agreement dated July 1, 2010 between the Company and James Lokey (Z)

14	Code of Ethics (T)

21	Subsidiaries of the registrant*

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of King, Holmes, Paterno & Berliner, LLP (included in Exhibit 5)*

24.1	Power of Attorney (included on the signature page)*

99.1	Form of Instructions for Use of Subscription Rights Certificate*

99.2	Form of Notice to Record Holders other than Nominees*

99.3	Form of Notice to Record Holders who are Nominee Holders*

99.4	Form of Notice from Nominee Holders to Clients*

99.5	Form of Beneficial Owner Election Form*

99.6	Form of Assignment of Subscription Rights Certificate*

*	Previously filed

(A)	Included in the Company’s Form 8-K filed on December 18, 2000

(B)	Included in the Company’s Form 10-KSB filed on April 2, 2001

(C)	Included in the Company’s Form 10-QSB filed August 12, 2002

Exhibit #

(D)	Included in the Company’s Form 10-QSB filed on November 12, 2002

(E)	Included in the Company’s Form 8-K filed on October 21, 2003

(F)	Included in the Company’s Form 10-QSB filed on August 10, 2004

(G)	Included in the Company’s Form 8-K filed on January 19, 2005

(H)	Intentionally omitted.

(I)	Included in the Company’s Form 10-QSB filed on August 14, 2006

(J)	Included in the Company’s Form 8-K filed on June 13, 2007

(K)	Included in the Company’s Form SB-2 Registration Statement filed on June 13, 2007

(L)	Included in the Company’s Pre-Effective Amendment No. 1 to the Form SB-2 Registration Statement filed on July 24, 2007

(M)	Included in the Company’s Form 8-K filed on August 14, 2007

(N)	Included in the Company’s Form 8-K filed on October 23, 2007

(O)	Included in the Company’s Form 10-KSB filed on March 28, 2008

(P)	Included in the Company’s Form 10-Q filed on May 15, 2008

(Q)	Included in the Company’s Form 8-K filed on December 30, 2008

(R)	Included in the Company’s Form 8-K filed on January 14, 2009

(S)	Included in the Company’s Form 10-Q filed on August 14, 2009

(T)	Included in the Company’s Form 10-K filed on March 16, 2009

(U)	Included in the Company’s From 8-K filed on December 24, 2009

(V)	Included in the Company’s Form 8-K filed on March 22, 2010

(W)	Included in the Company’s Form 8-K filed on March 26, 2010

(X)	Included in the Company’s Form 8-K filed on June 1, 2010

(Y)	Included in the Company’s Form 10-Q filed on August 16, 2010

(Z)	Included in the Company’s Form 8-K filed on August 2, 2010

Item 28.  Undertakings

The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement to:

(i)                                     include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)                                  reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               include any additional material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)                                     If the registrant is relying on Rule 430B:

(a)                                  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)                                 Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)                                  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)                                  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                               the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                              any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in “Item 15.  Indemnification of Directors and Officers” above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. in the event that a claim or indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Luis Obispo, California on October 1, 2010.

Mission Community Bancorp

By:	/s/ Anita M. Robinson
Anita M. Robinson
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

Director
George H. Andrews

/s/ Bruce M. Breault*	Director	October 1, 2010
Bruce M. Breault

/s/ William B. Coy*	Director	October 1, 2010
William B. Coy

Howard N. Gould	Director

Richard Korsgaard	Director

	Signature	Title	Date

	/s/ James W. Lokey	Chairman of the Board	October 1, 2010
	James W. Lokey	and Chief Executive Officer
(Principal Executive Officer)

	/s/ Ronald B. Pigeon	Executive Vice President	October 1, 2010
	Ronald B. Pigeon	and Chief Financial Officer
(Principal Financial Officer)

	/s/ Anita M. Robinson	Director and President	October 1, 2010
Anita M. Robinson

Director
Harry H. Sackrider

	/s/ Gary E. Stemper*	Director	October 1, 2010
Gary E. Stemper

	/s/ Brooks W. Wise*	Director	October 1, 2010
Brooks W. Wise

	Stephen P. Yost	Director

*By:	/s/ Anita M. Robinson
Anita M. Robinson
as Attorney-in-Fact